Exhibit 10.15

November 29, 2017

Mr. James P. Ulm, II
3611 Bellefontaine Street
Houston, TX 77025

Re: Offer of Employment

Dear Jim:

Callon Petroleum Company is pleased to offer you the position of Senior Vice President and Chief Financial Officer, reporting to me and based in our Houston office.

The compensation package is summarized as follows:

•	A base salary of $465,000 per year.

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90,000 shares of restricted stock units which will vest in equal amounts over a three-year period beginning on January 1, 2019. Stock will only vest if you are an active employee on the date of vesting.

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Beginning with bonuses for calendar year 2017 (generally payable in the first quarter of 2018), participation in the Company’s annual incentive compensation bonus program funded from a pool tied to goals established by the Company’s Board of Directors. Individual awards are allocated based on both Company and individual performance. Your annual bonus target will be 90% of base salary and is anticipated to be pro-rated for your first annual bonus payment in the first quarter of 2018.

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Participation in Callon’s Long-Term Incentive (“LTI”) program, including grants of (i) restricted stock units and (ii) phantom stock units payable in cash based on the Company’s performance relative to a designated peer group. For your initial program participation in May 2018, it is anticipated that the award would consist of the grant of 75,000 phantom stock units. On an ongoing annual basis after the initial award, the target LTI (combined restricted stock units and phantom stock units) is currently estimated to be 325% - 375% of base salary. Currently, LTI awards for this position are allocated 40% to restricted stock units and 60% to phantom stock units.

•	Eligibility for a Severance Compensation Agreement, subject to final approval by the Board of Directors.

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Participation in the Company’s 401(k) program. Eligible entry date into the plan will be the first day of the month coinciding with or next following six months from the date of employment. Currently, the Company contributes five percent of your annual base salary (2.5% in cash, 2.5% in Callon stock) with no contribution from the employee. In addition, if you choose to make an elective deferral, the Company will match your contribution at the rate of 0.625% for each 1% you contribute, limited to 5% matching by the Company. The employee annual contribution is limited by law to $18,000 plus an additional optional $6,000 catch-up contribution for employees reaching at least 50 years of age by 12/31/17.

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Participation in the Callon Petroleum Company Group Insurance Plan which currently includes medical and dental insurance coverage for employee and qualified dependents; group term life insurance equal to 2.5 times your annual salary, subject to a maximum of $500,000; accidental death and personal loss insurance at the same rate as life insurance; and long-term disability insurance in the amount of 60% of your monthly salary. As of this date, all premiums are paid by the Company with no employee contribution.

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Callon’s policy is to recognize comparable industry experience for new employees. As a result, you are eligible for five (5) weeks paid vacation per year available immediately. If your employment with the Company is terminated within the first 12 months of your employment, you will not be paid for unused vacation.

•	Minimum nine (9) paid holidays per year.

•	Ten (10) days of paid sick leave during the first year, 15 days per year after one year, and 20 days per year after 10 years (unused sick leave may be accumulated).

•	Flexible Spending Account (FSA) Plan.

Other benefits include:

•	Company vehicle (based on insurability after obtaining Motor Vehicle Report).

•	Supplemental vision insurance plan (paid by you).

•	Tuition reimbursement plan.

•	Membership dues for professional organizations.

Your employment with the Company shall be at will and subject to confirmation of employment eligibility through E-verify.

You will be subject to Callon’s Substance Abuse policy. Callon reserves the right to perform pre-employment and random drug and alcohol testing and to order such tests when there is reasonable suspicion of abuse.

If you find this offer satisfactory, please so indicate by signing in the space provided below and returning one copy to me. It is anticipated that your date of first employment would be on or approximately December 11, 2017. This offer expires at 5:00 p.m. on December 4, 2017, unless otherwise extended. Your appointment as an officer of the Company is subject to formal Board of Directors’ approval, which will be initiated following your acceptance of employment.

If you have any questions concerning this offer of employment, please do not hesitate to call me at 281-589-5221. We are very pleased to be making this offer to you and are looking forward to you joining our team.

Sincerely,

/s/ Joseph C. Gatto, Jr.
Joseph C. Gatto, Jr.
President and CEO

AGREED TO AND ACCEPTED this 4th day of December, 2017.

/s/ James P. Ulm, II
James P. Ulm, II